Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT ANNOUNCES THIRD ACQUISITION OF 2006

Shareholders of The Germantown Independent Telephone Company approve merger

CHARLOTTE, NC, October 16, 2006 - FairPoint Communications, Inc. (NYSE: FRP) announced today that on October 14, 2006 the shareholders of The Germantown Independent Telephone Company (or GITC) approved a merger with a subsidiary of FairPoint Communications, Inc. FairPoint entered into an Agreement and Plan of Merger with GITC in September 2006. The merger consideration is $10.2 million. This transaction is expected to close in the fourth quarter of 2006.

GITC is a single exchange rural incumbent local exchange carrier located in the Village of Germantown, Ohio, serving approximately 4,400 access line equivalents. GITC’s service area is located 15 miles southwest of Dayton, Ohio and 35 miles north of Cincinnati. GITC provides local and long distance voice and high speed data services to Germantown and the surrounding area. GITC also has HSD infrastructure which supports approximately 98% of its customers with a current penetration rate of approximately 14%.

“We are excited about this transaction and the opportunity to serve the customers of GITC,” said Gene Johnson, FairPoint’s Chairman and CEO. “We expect this transaction to be immediately accretive to free cash flow and to improve our dividend payout ratio. We continue to move forward with our acquisition strategy as this is the third transaction announced this year. We believe that our acquisition strategy is an effective method of increasing shareholder value and expect to continue our current momentum over the coming quarters.”

GITC will be the third company owned and operated by FairPoint in Ohio. FairPoint plans to fund this acquisition from cash on hand and borrowings under its revolving credit facility.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural local exchange companies (RLECs) located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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